Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 12, 2021, with respect to the consolidated financial statements of Sharecare, Inc. included in the Registration Statement (Form S-4) and related proxy statement/prospectus of Falcon Capital Acquisition Corp. for the registration of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 14, 2021